Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" and the use of our report dated May 14, 2015, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, on the financial statements of Spiral Energy Tech, Inc. as of December 31, 2014 and for the year then ended, which appear in this Registration Statement on Form S-l.

/s/ RBSM LLP

New York, New York
June 19 , 2015